Exhibit 99.1

pdvWireless Reports Year End Results

WOODLAND PARK, NJ – June 5, 2018 – pdvWireless, Inc. (NASDAQ: PDVW), a wireless communications company focused on developing and offering its spectrum assets for the deployment of next generation network and mobile communication solutions designed to meet the needs of critical infrastructure and enterprise customers, reported today its fourth quarter and fiscal year end results for the period ended March 31, 2018.

Financial Results

Revenue for the Company’s fourth fiscal quarter was $1.8 million compared with $1.3 million for the same period of the prior year.

Net loss for the Company’s fourth quarter was ($8.8 million), or ($0.61) per share, versus ($14.0 million), or ($0.97) per share, for the same period of the prior year.

Revenue for the Company’s year ended March 31, 2018 was $6.4 million compared with $4.8 million for the prior year.

Net loss for the Company’s year ended March 31, 2018 was ($30.6 million), or ($2.12) per share, versus ($39.2 million), or ($2.72) per share, for the prior year.

The Company’s revenues for the three and twelve months ended March 31, 2018 continued to principally represent its historical software-as-a-service (“SaaS”) business. The increases in revenue for those periods, however, in comparison to the revenue for the same periods of the prior year, were primarily from growth in its TeamConnect business.

Cost of revenue for the three and twelve months ended March 31, 2018 was $2.2 million and $7.9 million, respectively. Cost of revenue for the same periods of the prior year was $2.0 million and $7.0 million, respectively. The increases over the prior periods primarily reflect the costs to maintain and operate the Company’s TeamConnect networks.

Operating expenses for the three months ended March 31, 2018 increased by $1.2 million, or 18%, to $8.1 million from $6.9 million for the three months ended March 31, 2017. For the twelve months ended March 31, 2018, operating expenses decreased by $0.3 million, or 1%, to $30.2 million from $30.5 million for the twelve months ended March 31, 2017. The increase for the three months ended period was principally driven by increased stock compensation costs.  The decrease for the full year reflects lower general and administrative costs, which decreased by $1.7 million, partially offset by higher sales and support costs. The lower general and administrative costs were mainly the result of the higher costs in the prior year period associated with the Company’s FirstNet bid.

In the three months ended March 31, 2018, the Company recorded a non-cash income tax expense of ($0.4 million), or ($0.03) per share, to increase the valuation allowance related to its deferred tax assets. A non-cash income tax benefit of $0.4 million for the twelve months ended March 31, 2018 resulted from a $3.1 million tax benefit due to the passage of Public Law 115-97 (“Tax Cuts and Jobs Act”) on December 22, 2017, which reduced the statutory federal corporate tax rate from a maximum of 35% to 21% for years beginning after December 31, 2017.  The tax benefit was offset by a non-cash charge of $2.7 million to maintain the full valuation allowance against the Company’s deferred tax assets for the twelve months ended March 31, 2018.  In the three and twelve months ended March 31, 2017, the Company recorded a non-cash charge of $6.5 million to adjust the valuation allowance against substantially all of its deferred tax assets.

Adjusted EBITDA for the fourth quarter and year ended March 31, 2018 was negative ($6.2 million) and negative ($23.3 million), respectively. For the same periods of the prior year, Adjusted EBITDA was negative ($5.8 million) and negative ($25.8 million), respectively.

Morgan O’Brien, CEO of pdvWireless, commented, “Our prospects have never looked better for becoming a unique and invaluable part of the wireless infrastructure of the United States. The hard work by our talented team executing a disciplined strategy has brought us closer to bringing to market a crucial piece of broadband spectrum for which many of the nation’s critical infrastructure players have been clamoring.”

With a heightened focus on business priorities tied to the Company’s spectrum initiatives aimed at modernizing and realigning the 900 MHz band, the Company’s Board of Directors approved an initial plan to restructure the Company’s TeamConnect and pdvConnect businesses. As part of the restructuring plan, the Company eliminated approximately 20 positions, or roughly 20% of its workforce.

“With the substantial progress we have made toward achieving a broadband future, our opportunity now is to accelerate our momentum and build on our strengths. The decisions we have announced today have been difficult, but will enable us to further invest in the initiatives that can fuel our future growth, and allow us to pursue our corporate goal of establishing pdvWireless as a leader in solving the essential and valuable broadband network needs of critical infrastructure entities” added Mr. O’Brien.

Strong Cash Position

The Company has a strong cash position, with $98.3 million in available cash as of March 31, 2018, a decrease of $25.8 million from March 31, 2017 as the Company continued to further develop its TeamConnect business and invested in the pursuit and development of its other business and spectrum initiatives.

Conference Call

The Company will host a conference call at 4:45 p.m. EDT today, June 5, 2018, to discuss its fourth quarter and full fiscal year 2018 financial results and update investors on its strategic initiatives. Investors in the United States can participate in the earnings call by dialing into the conference line at 888-267-2845 and using the conference code 303496. The earnings call will be available for replay until June 19, 2018 and can be accessed through the pdvWireless Investor Relations website at http://corp.pdvwireless.com/investors/events/.

About pdvWireless

pdvWireless, Inc. (NASDAQ: PDVW) is focused on developing and offering its spectrum assets for the deployment of next generation private network and mobile communication solutions designed to meet the needs of critical infrastructure and enterprise customers.  It is the largest holder of licensed nationwide spectrum in the 900 MHz band in the United States and is pursuing a regulatory process that seeks to modernize a portion of the 900 MHz band to accommodate the future deployment of broadband technologies and services.  pdvWireless operates private push-to-talk (“PTT”) networks in major markets throughout the United States and, by combining its PTT services with its patented and industry-validated SaaS technology, is improving team communication and field documentation across a wide array of industries, including transportation, distribution, construction, hospitality, waste management and field service. pdvWireless’ mobile workforce applications increase the productivity of field-based workers and the efficiency of their dispatch and call center operations.  pdvWireless' Chairman, Brian McAuley, and CEO, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in two-way radio operations and successfully developing regulatory driven spectrum initiatives to address the unmet wireless communications needs of businesses. pdvWireless is headquartered in Woodland Park, New Jersey.

Non-GAAP Financial Information

This press release and the information contained herein present a non-GAAP financial measure, Adjusted EBITDA, which excludes certain amounts. The Company defines Adjusted EBITDA as net income (loss) with adjustments for depreciation and amortization, interest income (expense)-net, other income (expense)-net, income taxes and stock-based compensation. The Company has included below a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA. The Company’s management uses Adjusted EBITDA to evaluate the Company’s performance and provides this financial measure to investors as a supplement to the Company’s reported results because management believes this information provides additional insight into the Company’s operating performance by disregarding certain nonrecurring or non-cash items or items that are not reflective of the day-to-day offering of its services. Adjusted EBITDA should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the Company’s financial results calculated in accordance with GAAP and any reconciliation to those financial statements should be carefully evaluated. The non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts are forward-looking statements as defined under the Federal securities laws. These forward-looking statements include statements regarding the regulatory status, timing and results of the initiatives and related regulatory actions the Company is pursuing in proceedings before the FCC, the Company’s spectrum and other business initiatives and opportunities and the expected costs, timing and operational benefits of the Company’s restructuring plan and the financial impact of the Company’s restructuring plan on its future operating costs and financial results. Any forward-looking statements contained herein are based on the Company’s current expectations, but are subject to a number of risks and uncertainties that could cause its actual future results to differ materially from its current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) the Company’s spectrum initiatives, including its FCC proceedings aimed at modernizing and realigning the 900 MHz spectrum band to increase its usability and capacity, which contemplates the utilization of such spectrum for the future deployment of broadband technologies and services, may not be successful on a timely basis or at all, and may continue to require significant time and attention from its senior management team and the expenditure of significant resources; (ii) the Company may not be successful in identifying, developing and commercializing network and mobile communication solutions utilizing its current and future spectrum and commercially available technologies; (iii) the Company has a limited operating history with respect to its Team Connect business; (iv) the Company has had net losses each year since its inception and may not achieve or maintain profitability in the future; (v)  the Company’s ability to control the costs and to achieve the expected operational benefits and long- term cost savings of its restructuring plan;  (vi) the Company’s indirect sales model may not be successful; (vii) the market for the Company’s TeamConnect service may not prove to be as large as and/or it may continue to be more difficult for the Company to obtain customers for its TeamConnect service than it initially expected; (viii) the wireless communication industry is highly competitive and the Company may not be able to compete successfully; and (ix) government regulation could adversely affect the Company’s business and prospects. These and other factors that may affect the Company’s future results of operations are identified and described in more detail in its filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 5, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

Investor Relations Contacts:

Natasha Vecchiarelli Director of Corporate Communications pdvWireless, Inc. 973-531-4397 nvecchiarelli@pdvwireless.com

pdvWireless, Inc.

Consolidated Statements of Operations

(dollars in thousands, except share data)

	Three months ended		For the year ended
	March 31,		March 31,
	2018	2017	2018	2017
Operating revenues	(Unaudited)	(Unaudited)
Service revenue	$1,296	$991	$4,796	$3,618
Spectrum lease revenue	182	182	729	729
Other revenue	298	91	830	440
Total operating revenues	1,776	1,264	6,355	4,787
Cost of revenue
Sales and service	2,271	1,958	7,898	7,049
Gross loss	(495)	(694)	(1,543)	(2,262)
Operating expenses
General and administrative	5,524	4,483	20,864	22,553
Sales and support	1,958	1,795	6,967	5,652
Product development	580	582	2,352	2,316
Total operating expenses	8,062	6,860	30,183	30,521
Loss from operations	(8,557)	(7,554)	(31,726)	(32,783)
Interest expense	(1)	(1)	(3)	(5)
Interest income	247	55	741	128
Other income (expense)	(49)	(15)	(78)	(28)
Loss before income taxes	(8,360)	(7,515)	(31,066)	(32,688)
Income tax expense (benefit)	437	6,498	(438)	6,498
Net loss	$(8,797)	$(14,014)	$(30,628)	$(39,186)
Net loss per common share basic and diluted	$(0.61)	$(0.97)	$(2.12)	$(2.72)
Weighted-average common shares used to compute basic and diluted net loss per share	14,466,263	14,421,878	14,450,715	14,390,641

The table below reconciles Adjusted EBITDA to the Company’s GAAP disclosure of net loss.

	Three months ended		For the year ended
	March 31,		March 31,
	2018	2017	2018	2017
Adjusted EBITDA:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Loss	$(8,797)	$(14,014)	$(30,628)	$(39,186)
Income tax expense (benefit)	437	6,498	(438)	6,498
Interest income (expense) - net	(246)	(54)	(738)	(123)
Other income (expense) - net	49	15	78	28
Depreciation - Cost of revenue	671	568	2,584	2,057
Depreciation and amortization - Operating expenses	71	50	261	187
Stock-based compensation expense	1,603	1,107	5,602	4,744
ADJUSTED EBITDA	$(6,212)	$(5,830)	$(23,279)	$(25,795)

pdvWireless, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	March 31,	March 31,
	2018	2017

ASSETS
Current Assets
Cash and cash equivalents	$98,318	$124,083
Accounts receivable, net of allowance for doubtful accounts of $29 and $53, respectively	935	636
Inventory	173	128
Prepaid expenses and other current assets	850	874
Total current assets	100,276	125,721
Property and equipment	12,775	14,509
Intangible assets	106,606	104,676
Capitalized patent costs, net	197	210
Other assets	486	370
Total assets	$220,340	$245,486
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,322	$3,399
Accounts payable - officers	94	36
Current portion of note payable	0	497
Deferred revenue	813	789
Total current liabilities	5,229	4,721
Noncurrent liabilities
Deferred revenue	4,257	5,033
Deferred income taxes	6,060	6,498
Other liabilities	2,325	1,338
Total liabilities	17,871	17,590
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized and no shares outstanding at March 31, 2018 and March 31, 2017	—	—
Common stock, $0.0001 par value per share, 100,000,000 shares authorized and 14,487,650 shares issued and outstanding at March 31, 2018 and 14,358,564 shares issued and outstanding at March 31, 2017	1	1
Additional paid-in capital	335,767	330,566
Accumulated deficit	(133,299)	(102,671)
Total stockholders' equity	202,469	227,896
Total liabilities and stockholders' equity	$220,340	$245,486

pdvWireless, Inc.

Consolidated Statement of Cash Flows

(dollars in thousands)

	For the year ended
	March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,628)	$(39,186)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	2,845	2,232
Non-cash compensation expense attributable to stock awards	5,602	4,744
Deferred income taxes	(438)	6,498
Bad debt expense	22	58
Accretion expense	14	12
Loss on disposal of assets	86	29
Changes in operating assets and liabilities
Accounts receivable	(320)	(166)
Inventory	(45)	(35)
Prepaid expenses and other assets	(91)	(276)
Accounts payable and accrued expenses	923	(239)
Accounts payable - officers	58	(8)
Deferred revenue	(752)	(786)
Other liabilities	738	619
Net cash flows used by operating activities	(21,986)	(26,504)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of intangible assets	(1,931)	(750)
Purchases of equipment	(950)	(1,640)
Payments for patent costs	—	(1)
Net cash used by investing activities	(2,881)	(2,391)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of notes payable	(497)	(495)
Proceeds from stock option exercise	267	153
Taxes withheld and paid on employee stock awards	(668)	(143)
Net cash used by financing activities	(898)	(485)
Net change in cash and cash equivalents	(25,765)	(29,380)
CASH AND CASH EQUIVALENTS
Beginning of the period	124,083	153,463
End of the period	$98,318	$124,083